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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8) of Analog Devices, Inc. pertaining to various individual stock restriction and similar agreements between the Registrant and employees thereof relating to ChipLogic, Inc. of our report dated November 13, 2000 (except for Note 15, as to which the date is January 17, 2001), with respect to the consolidated financial statements of Analog Devices, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended October 28, 2000, and our report dated January 19, 2001 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & young LLP

Boston, Massachusetts
March 15, 2001





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